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Exhibit 11.1

                                          COMPUTATION OF EARNINGS PER SHARE

                                                               Three Months Ended             Nine Months Ended
                                                                  September 30,                 September 30,
                                                          ----------------------------  -----------------------------
                                                              2001            2000          2001            2000
                                                          -------------  -------------  -------------   -------------
                                                                 (In thousands, except share and per share data)

Average common shares outstanding....................         8,955,753      6,105,124      8,910,966       6,105,821

Average common stock equivalents of
   warrants and options outstanding -
   based on the treasury stock method
   using market price................................           186,028         19,640         91,211          27,834
                                                          -------------  -------------  -------------   -------------

Average diluted common shares outstanding............         9,141,781      6,124,764      9,002,177       6,133,655
                                                          =============  =============  =============   =============

Net income...........................................     $       2,897  $       1,704  $       8,262   $       4,925

Basic earnings per common share......................              0.32           0.28           0.93            0.81

Diluted earnings per common share....................              0.32           0.28           0.92            0.80
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